UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*


                             Harris Interactive Inc.
                                (Name of Issuer)


                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                    414549105
                                 (CUSIP Number)



                                December 31, 2004
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------                        ------------------
 CUSIP No. 414549105                            13G           Page 2 of 3 Pages
--------------------------------------                        ------------------

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chilton Investment Company, Inc.

      13-3667517
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     2,220,000
              ------------------------------------------------------------------
  NUMBER OF   6.     SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY    ------------------------------------------------------------------
    EACH      7.     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,220,000
    WITH      ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,220,000
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                     [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.6%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IA
--------------------------------------------------------------------------------

--------------------------------------                        ------------------
 CUSIP No. 414549105                            13G           Page 3 of 3 Pages
--------------------------------------                        ------------------


Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on November 13, 2003 by Chilton Investment Company, Inc. (the "Reporting Person") with respect to the Common Stock, $.001 par value (the "Common Stock"), of Harris Interactive Inc., a Delaware corporation (the "Schedule 13G"), as amended by Amendment No. 1 to the Schedule 13G dated February 13, 2004 is hereby amended by this Amendment No. 2 to the Schedule 13G to report a change in the information reported in the
Schedule 13G. The Schedule 13G is hereby amended as follows:

Items 4 and 5 are hereby amended and restated in their entirety to read:

Item 4.     Ownership.

            (a)   Amount beneficially owned: 2,220,000 shares

            (b)   Percent of class: 3.6%

            (c)   Number of shares as to which the person has: 2,220,000

                  (i)   Sole power to vote or to direct the vote 2,220,000
                  (ii)  Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of:
                        2,220,000
                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005


                                       Chilton Investment Company, Inc.



                                    By:
                                       -----------------------------------------
                                       Name:  James Steinthal
                                       Title: Senior Vice President